Exhibit 99(r)(2)

APPENDIX B-1

OCH-ZIFF CAPITAL MANAGEMENT GROUP

RULE 17J-1 CODE OF ETHICS

These personal trading policies and procedures have been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and are intended to apply in conjunction with the Code of Ethics contained in Appendix B of the current Och-Ziff Capital Management Group Compliance Manual (the “Compliance Manual”) (solely for purposes of this Appendix B-1, the “Firm Code”). In addition to the policies and procedures described in the Compliance Manual and the Supplemental Compliance Policies and Procedures Relating to Registered Investment Companies, all Employees of the Firm (as defined below) are subject to the Firm Code in accordance with the requirements under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

As investment adviser or sub-adviser to one or more registered funds (each, a “Registered Fund”),1 OZ Institutional Credit Management LP (the “Adviser”) has adopted this Code of Ethics (this “17j-1 Code”) in accordance with Rule 17j-1 under the 1940 Act. Affiliates of the Adviser, including OZ Management LP, OZ Management II LP and their investment advisory affiliates and subsidiaries (collectively, the “OZ Affiliated Advisers,” and collectively with Och-Ziff Capital Management Group and its affiliates, the “Firm”) are also subject to this 17j-1 Code, as applicable.

The Board of Directors/Trustees (the “Board”) of each of the Registered Funds (collectively, the “Fund”)2 has adopted a separate code of ethics for the Fund in compliance with the requirements under Rule 17j-1 of the 1940 Act.

This 17j-1 Code incorporates the following general principles which all Employees are expected to uphold:

■	We must at all times place the interests of our Clients first.

■	All personal securities transactions must be conducted in a manner consistent with this 17j-1 Code, with a view towards avoiding actual or potential conflicts of interest or any abuse of an Employee’s position of trust and responsibility.

1 This 17j-1 Code may be modified upon the appointment of the Adviser as the investment adviser to a business development company.

2 For purposes of this 17j-1 Code, the term the “Board” also separately refers to the board of directors or trustees of each other Registered Fund for which the Adviser serves as investment adviser or sub-adviser.

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■	Employees must comply with applicable federal securities laws and must not take any inappropriate advantage of their positions at the Firm.

■	Information concerning the identity and financial circumstances of Clients and their investors must be kept confidential and may be disclosed only in accordance with the Firm’s Privacy Policy.

■	Non-public information regarding the identity of securities positions of Clients may not be improperly disclosed to persons outside of the Firm, except to the extent such disclosure is consistent with the Firm’s Policies and Procedures to Prevent and Detect Misuse of Material, Non-Public Information and the best interests of the Firm’s Clients.

■	Independence in the investment decision-making process must be maintained at all times.

■	Employees may not engage in activities with the intent to manipulate the price of securities, derivatives or the broader securities markets. In this regard, Employees may not spread rumors that might reasonably be expected to affect market conditions if the Employee knows that such rumors are false and the sharing of such rumors will fraudulently impact the price of a security.

■	THE REQUIREMENTS IMPOSED BY THIS 17J-1 CODE REQUIRE EMPLOYEES TO DETERMINE WHETHER ANY CONDUCT, REGARDLESS OF WHETHER SUCH CONDUCT IS SPECIFICALLY ENUMERATED HEREIN, CREATES A CONFLICT OF INTEREST OR THE APPEARANCE OF A CONFLICT OF INTEREST AND REPORT SUCH CONDUCT TO THE FIRM.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with this 17j-1 Code may result in disciplinary action, including termination of employment.

All Employees are required to register for the Personal Trading Control Center (“PTCC”) by Compliance Science. PTCC is a third-party web based system that serves as a one-stop resource to facilitate several Compliance functions, including but not limited to: ( i) submitting and receiving responses to pre-approvals for all personal investments (public and private); (ii) disclosing and tracking of all personal securities transactions and the accounts that effectuate them; (iii) electronically completing and submitting various Compliance certifications and attestations; and (iv) reporting and tracking of conflicts and outside business affiliations. Shortly after an Employee commences employment at the Firm, an invitation to register on PTCC is sent via

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e-mail. At registration, each Employee will be required to complete multiple certifications. All electronically submitted certifications on PTCC are deemed to be legal and binding upon submission.

All references to the CCO in this document include his or her designee(s).

A.	Definitions

For purposes of this 17j-1 Code, any terms not defined below will have the meaning ascribed to them in the Firm Code.

1.	Access person means all Employees of the Firm or advisory person of the Adviser.

2.	Advisory person means:

a.	Any director, officer, general partner or employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of covered securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

b.	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities by the Fund.

3.	Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

4.	Beneficial ownership has the meaning ascribed to it in Section B.2.a.

5.	Commission means the U.S. Securities and Exchange Commission.

6.	Control has the same meaning as in section 2(a)(9) of the 1940 Act.

7.	Covered security has the meaning ascribed to it in Section B.2.b.

8.	Discretionary account has the meaning ascribed to it in Section B.2.a.

9.	Registered fund means an investment company registered under the 1940 Act.

10.	An initial public offering means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before

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APPENDIX B-1

the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

11.	Immediate family member has the meaning ascribed to it in Section B.2.a.

12.	Investment personnel of the Fund or of the Adviser means:

a.	Any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser ) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

b.	Any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

13.	A limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

14.	Personal account has the meaning ascribed to it in Section B.2.a.

15.	Purchase or sale of a covered security includes, among other things, the writing of an option to purchase or sell a covered security.

16.	Security held or to be acquired by the Fund means:

a.	Any covered security which, within the most recent 15 days:

(i)	Is or has been held by the Fund; or

(ii)	Is being or has been considered by the Fund or the Adviser for purchase by the Fund; and

b.	Any option to purchase or sell, and any security convertible into or exchangeable for, a covered security described in section (a) of this definition.

B.	Persons and Accounts Covered by this 17j-1 Code

1.	Access Persons

Solely for purposes of this 17j-1 Code, the Firm considers all of its Employees to be Access Persons. Accordingly, the restrictions and requirements set forth herein apply to all Employees of the Firm (including those of the Adviser). This 17j-1 Code is intended to apply to all Access Persons as required under Rule 17j-1 of the 1940 Act. Accordingly, any Access Persons who are not Employees may be designated as such by the CCO for purposes of this 17j-1 Code.

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APPENDIX B-1

2.	Accounts, Covered Securities, Loans and Other Transactions

The requirements and restrictions contained in this 17j-1 Code apply to all “covered securities” in any “personal account,” both as defined below in accordance with the Advisers Act and the 1940 Act.

a.	Personal Accounts. The term “Personal Account” means any securities account that has the ability or functionality to invest in securities in which an Employee has any direct or indirect “beneficial ownership,” and includes any Personal Account of an Employee’s Immediate Family Member either living in the Employee’s household or financially dependent on the Employee (“Immediate family member” is defined throughout this document as any individual sharing a household with such Employee or financially dependent on the Employee that is also the Employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, person in an adoptive relationship, or domestic partner). A Personal Account is reportable based on the existence of the account, whether or not it is currently unfunded, inactive, or has no holdings. Investment accounts managed on a discretionary basis by a third party, defined as accounts over which the Employee has no direct or indirect influence or control over investment decision making authority (“Discretionary Accounts”), generally will not be considered personal accounts for purposes of this 17j-1 Code provided that (1) the Firm is notified of each such account and receives a copy of a binding agreement delegating all investment decision making authority and discretion to a third party other than the Employee, (2) the Employee will complete an annual certification stating that the relevant owner (Employee or Immediate Family Member) has not influenced the discretionary manager’s decisions during the period in question and (3) the account is confirmed in advance by the Compliance Department to be a Discretionary Account. Additionally, the Employee must submit a written request to the CCO for exemption from the trading limitations for each Discretionary Account. The determination that any such account shall not be considered a Personal Account shall be in the sole discretion of the CCO, subject to any conditions that he or she may impose. An Employee is deemed to have Beneficial Ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from securities held in the relevant Personal Account. This means that an Employee generally will be considered to have Beneficial Ownership of his or her proportionate interest in any securities held by a partnership of which the Employee is a general partner. An Employee may also be deemed to have Beneficial Ownership of the securities held by a corporation in which such Employee is a controlling shareholder and has or shares investment control.

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APPENDIX B-1

In addition, certain performance-related fees received by trustees or persons or entities performing similar functions may give rise to Beneficial Ownership. Under certain circumstances, an Employee also may be deemed to have Beneficial Ownership of securities held in trust where the Employee or a member of the Employee’s immediate family is the settlor, trustee or beneficiary of the trust. For additional examples of indirect Beneficial Ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”). An Employee is presumed to have Beneficial Ownership of securities held by his or her Immediate Family Members.

b.	Covered Securities, Loans and Other Transactions (collectively, “covered securities”).

(i)	The term “Covered Securities” includes all securities defined as such under Rule 17j-1, including:

■	Debt and equity securities (including shares of Och-Ziff Capital Management Group LLC);

■	Options on securities;

■	All forms of limited partnership and limited liability company interests, including, but not limited to interests in any private companies, private investment funds (such as hedge funds, private equity funds, funds of funds, real estate funds, et cetera), interests in investment clubs, memberships or investments in or through social or peer-to-peer lending intermediaries or websites, investments in private companies through equity crowdfunding intermediaries or websites, real estate for investment purposes (such as commercial, multi-family, or portfolios of single-family properties), investments in franchises, and interests or investments in any company that could potentially present a conflict for the Firm or its Employees;

■	Derivatives of Covered Securities that are considered to be a security under Section 2(a)(36) of the 1940 Act;

■	Closed-end funds (investment company securities that are not redeemable and are traded on the secondary market);

■	Exchange traded products (“ETPs”), including exchange traded funds (“ETFs”) and exchange traded notes (“ETNs”), which are investment company securities (other than closed-end funds) that are traded on the secondary market;

■	Municipal bond securities; and

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■	Personal or business loans, including in the form of a securitization (e.g., a repurchase agreement), made directly or indirectly (collectively, “Loans”) to or from any firm, entity or individual in any amount or denomination.

(ii)	The term “Covered Securities,” however, does not include the following:

■	Direct obligations of the U.S. Government (e.g., Treasury securities);

■	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations;

■	Shares of open-end mutual funds (including money market funds) that are not advised or sub-advised by the Firm (or the Firm’s affiliates); and

■	Loans in any amount or denomination made to or from any individual that is an Employee’s immediate family member (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or person in an adoptive relationship), or Loans in an amount not to exceed $250,000 (or non U.S. dollar equivalent) made to or from an individual that is an Employee’s close personal friend. Notwithstanding limited exceptions to the general prohibition on making Loans, a Loan to or from a family member or close personal friend is prohibited if doing so would create an actual or appearance of a conflict of interest. To be clear, any Loan, including in the form of a securitization, made to or from any individual, whether related or a close personal friend, who had a previous business relationship with, has an existing business relationship with, or is reasonably likely to establish such a relationship in the future with the Firm or any of its affiliates, is prohibited. It is up to the Employee to make a fair and reasonable determination (i.e., to the best of the Employee’s knowledge) of the individual’s relationship with the Firm, or any of its affiliates.

Any questions regarding the application of these terms will be addressed by the CCO.

C.	Statement of Purpose

1.	It is the policy of the Firm that no Employee of the Firm shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Fund or the Firm:

a.	employ any device, scheme or artifice to defraud the Fund or the Firm;

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APPENDIX B-1

b.	make any untrue statement of a material fact to the Fund or the Firm or omit to state a material fact necessary in order to make the statements made to the Fund or the Firm, in light of the circumstances under which they are made, not misleading;

c.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or the Firm; or

d.	engage in any manipulative practice with respect to the Fund or the Firm.

D.	Limitations on Personal Trading

1.	Employees are reminded that certain types of personal trading are prohibited under the Firm Code. Before entering into any transaction, Employees must review and comply with the Firm Code.

E.	Securities Holdings and Other Reports by Employees

1.	Initial and Annual Holdings Reports

a.	Contents of Holdings Reports. Every Employee must submit via PTCC both initial and annual holdings reports, in the form of an electronic certification, to the Compliance Department that disclose all Personal Accounts and all Covered Securities in which the Employee has any direct or indirect Beneficial Ownership. This includes interests in Limited Offerings and other Covered Securities that are not held in a securities account. All Personal Accounts must be reported, even if there are no Covered Securities or balances in the Personal Account as of the date of the initial or annual holdings report. The report, which is contained within the “Initial Accounts & Holdings” certification on PTCC, must contain, at a minimum:

(i)	the title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security;

(ii)	the name of any broker, dealer or bank with which the Employee maintains any Personal Account; and

(iii)	the date on which the Employee submits the report.

b.	Timing of Holdings Reports. Every Employee must submit via PTCC a holdings report, in the form of the “Initial Accounts & Holdings” certification on PTCC, within the following time frames:

(i)	no later than 10 days after becoming an Employee, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Employee; and

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APPENDIX B-1

(ii)	on an annual basis as directed by the CCO, and the information contained in the report must be current as of a date no more than 45 days prior the date the report is submitted.

2.	Quarterly Transaction Reports

a.	Contents of Transaction Reports. Every Employee must submit via PTCC a quarterly transaction report to the CCO for each Covered Securities transaction in any Personal Account. The report, in the form of the “Transactions Only” certification on PTCC, must contain, at a minimum, the following information for each transaction:

(i)	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date on which the Employee submits the report.

b.	Timing of Quarterly Transaction Reports. Unless the Employee has provided broker trade confirmations or account statements to the Firm in accordance with Section E.4.b below, the Employee must submit via PTCC a quarterly transaction report, in the form of the “Transactions Only” certification on PTCC, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

3.	Identification of Personal Accounts. At the commencement of employment, each Employee must provide the CCO via PTCC with a list of all Personal Accounts, in the form of the “Initial Accounts & Holdings” certification on PTCC. Subsequent to commencement of employment, if an Employee establishes a new (or closes an existing) personal account, the Employee must inform the CCO via e-mail or PTCC as soon as practicable after the opening (or closing) of the account. This information will be used by the Firm to either establish an electronic data feed into PTCC containing positional and transactional data, or if the relevant brokerage firm does not offer this data feed, to send letters to the applicable brokerage firms requesting that they provide the Firm with duplicate copies of trade confirmations for all trades and account statements. The Firm verifies that it is properly receiving all electronic data feeds and/or duplicate copies of trade confirmations and account statements by

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APPENDIX B-1

using an outside service provider that identifies all accounts associated with a person’s social security number and address. In this regard, Employees are hereby notified that the Firm engages in this investigative effort beyond information provided by each Employee. The Firm’s use of this service will not in any way be in lieu of an Employee’s obligation to report personal accounts. Failure to report any changes to any personal accounts in a timely manner may result in a violation of this 17j-1 Code.

4.	Exceptions to the Reporting Requirements.

No Employee is required to submit:

a.	A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (e.g., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans). The initiation and termination of an automatic investment plan must be approved in advance by the CCO.

b.	A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives such confirmations or statements on a timely basis.

c.	A quarterly transaction report with respect to transactions effected in a Discretionary Account. Please refer to Section B.2.a for additional information regarding Discretionary Accounts.

d.	Any separate report to the extent the information in the report would duplicate information provided by the Employee under the Firm Code.

5.	Disclaimer of Beneficial Ownership. Any report required under this Section E may contain a statement that the report shall not be construed as an admission by the person making such report or submitting such duplicate account statement that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

6.	Confidentiality. All reports of Covered Securities transactions, duplicate confirmations, account statements and other information filed with the Firm or furnished to any person pursuant to this 17j-1 Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Commission or otherwise to comply with applicable law or the order of a court of competent jurisdiction.

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APPENDIX B-1

F.	Pre-Approval

1.	Employees must obtain via PTCC an electronically approved consent from the CCO prior to directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or Limited Offering (as defined above) by using the “Preclearance” (“Trade Request” for publicly traded securities) functionality in the “Work Center” on PTCC.

2.	Employees are reminded that certain additional types of personal trading require pre-approval under the Firm Code. Before entering into any transaction, Employees must review and comply with the Firm Code.

G.	Exceptions to this 17j-1 Code

1.	The CCO may, under very limited circumstances, grant an exception from the requirements of this 17j-1 Code on a case-by-case basis, provided that:

a.	The Employee seeking the exception provides the CCO with a written statement: (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception, and (ii) containing a representation that compliance with the requirement would impose hardship on the Employee, or provides such other written information as the CCO may from time to time require;

b.	The CCO believes that the exception would not harm or defraud a Client, violate applicable law or the general principles stated in this 17j-1 Code or compromise the Employee’s or the Firm’s fiduciary duty to any Client; and

c.	The Employee provides any supporting documentation that the CCO may request from the Employee.

d.	No exceptions may be made to the fundamental requirements contained in this 17j-1 Code that have been adopted to meet applicable rules under the 1940 Act.

H.	Reporting Violations

Every Employee must immediately report any suspected violation of this 17j-1 Code to the CCO. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of this 17j-1 Code in good faith and any retaliation constitutes a further violation of this 17j-1 Code. The CCO will keep records of any violation of this 17j-1 Code, and of any action taken as a result of the violation. If you detect or become aware of a violation of this 17j-1 Code by a third-party or colleague, you are also obligated to report this violation either to the CCO, or if you feel more comfortable reporting your concerns anonymously, you may do so by calling the Employee Hotline listed in the Firm Code.

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APPENDIX B-1

I.	Administration of this 17j-1 Code

1.	Annual Report. No less frequently than annually, the Adviser must furnish to the Board, and the Board must consider, a written report that:

a.	describes any issues arising under this 17j-1 Code or implementing procedures since the last report to the Board, including but not limited to, information about material violations of this 17j-1 Code or implementing procedures and sanctions imposed in response to the material violations; and

b.	certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this 17j-1 Code.

2.	Recordkeeping Requirements. The Compliance Department will receive all reports submitted pursuant to this 17j-1 Code and will review these reports to determine that Employee trades are consistent with requirements and restrictions set forth herein and do not otherwise indicate any improper trading activities. The Compliance Department also will ensure that all books and records relating to this 17j-1 Code are properly maintained as required by the Adviser, including the following, which must be maintained at the Adviser’s principal place of business (except clause (viii)):

(i)	A copy of the version of this 17j-1 Code and the Firm Code that is in effect, or at any time within the past five years was in effect, which must be maintained in an easily accessible place;

(ii)	A record of any violation of this 17j-1 Code, and of any action taken as a result of the violation, which must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(iii)	A copy of each report made by an Employee, including any brokerage confirmations and brokerage account statements obtained from Employees in accordance with Section E.4.b, which must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(iv)	A record of all persons, currently or within the past five years, who were required to make reports under this 17j-1 Code, which must be maintained in an easily accessible place;

(v)	A record of all persons, currently or within the past five years, who were responsible for reviewing Employee reports made pursuant to Section E, which must be maintained in an easily accessible place;

(vi)	A copy of each report filed by the Adviser with the Board in accordance with Section I.1, which must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

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(vii)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an Initial Public Offering or Limited Offering in accordance with Section F.2, which must be maintained for at least five years after the end of the fiscal year in which the approval was granted; and

(viii)	A record of any exception from this 17j-1 Code, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

The Firm will make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination.

J.	Sanctions

Any violation of any provision of this 17j-1 Code may result in disciplinary action. The CCO will determine an appropriate sanction. In determining the appropriate sanction, the CCO may take into consideration the Employee’s job function and responsibilities, as well as the judgment displayed by the Employee in violating this 17j-1 Code. Disciplinary action may include, among other sanctions, a letter of reprimand, imposition of fines, suspension or limitation of trading privileges (which may have the effect of preventing Employees from liquidating or closing out existing positions and may subject Employees to additional costs), disgorgement, suspension of employment, demotion or termination of employment.

K.	Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with an electronic copy of this 17j-1 Code and any amendments hereto. Any questions regarding any provision of this 17j-1 Code or its application should be directed to the CCO. Each Employee must annually provide the Firm with an electronic acknowledgement (in the form of an electronically signed certification on PTCC) evidencing the fact that such Employee has received and reviewed, and understands, this 17j-1 Code and any amendments.

L.	Approval and Amendments

1.	The Firm’s adoption of this 17j-1 Code must be approved by the Board, including a majority of the Independent Directors, prior to the Fund retaining the services of the Adviser. Any subsequent material changes thereto must be approved by the Board, including a majority of the Independent Directors, within six months after such adoption or material change has been effected. Further:

a.	Approval of this 17j-1 Code, and any material changes thereto, by the Board must be based on a determination that this 17j-1 Code contains provisions

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reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act; and

b.	Prior to the approval of this 17j-1 Code and any amendments thereto, the Firm will provide the Board with a certification that it has adopted procedures reasonably necessary to prevent Access Persons from violating this 17j-1 Code.

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